Exhibit 99.1

          Catalyst Semiconductor Reports 2nd Quarter Results

    SUNNYVALE, Calif.--(BUSINESS WIRE)--Dec. 2, 2004--Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of programmable and analog mixed signal products used in telecommunications, networking systems, computation, automotive, industrial and consumer markets, today reported financial results for its fiscal second quarter ended October 31, 2004.
    For the fiscal second quarter ended October 31, 2004, Catalyst had net income of $1.0 million, or $0.05 per diluted share, on revenues of $15.6 million. This compares with net income of $426,000, or $0.02 per diluted share, on revenues of $16.0 million in the quarter ended October 31, 2003. In the quarter ended July 31, 2004, Catalyst reported net income of $2.2 million, or $0.12 per diluted share, on revenues of $16.7 million. The basic share count in the quarter just ended was nearly 11 percent higher than last year because of a secondary offering completed in July.
    Revenues from analog/mixed signal products were $545,000, or 3.5% of revenues, in the quarter ended October 31, 2004, compared with $239,000, or 1.5% of revenues, in the quarter ended October 31, 2003 and $766,000, or 4.6% of revenues, in the quarter ended July 31, 2004.
    Gross margin for the quarter ended October 31, 2004 was 40.8%, compared to 31.2% for the quarter ended October 31, 2003 and 51.9% for the quarter ended July 31, 2004. Second quarter margins were impacted by an increasingly competitive pricing environment and the depletion of the less expensive inventory purchased in previous quarters.
    Catalyst recorded an income tax provision of $216,000, or 18% of income before income taxes during the quarter ended October 31, 2004. This compares to an income tax provision of $75,000 in the quarter ended October 31, 2003 and a tax provision of $1.3 million, or 37% on income before taxes in the quarter ended July 31, 2004. The tax provision recorded for the current quarter adjusts year to date tax rate to 32% based upon certain changes in the tax laws and other factors.
    Research & Development increased $282,000, or 17%, from the quarter ended October 31, 2003 and decreased $211,000, or 10%, from the quarter ended July 31, 2004. The decrease from the prior quarter is due to a reduction in charges for developmental masks. Sales, General & Administrative expenses increased $468,000, or 16%, from the quarter ended October 31, 2003 and increased $234,000, or 7%, from the quarter ended July 31, 2004. The increase is principally attributable to an increase of $244,000 in consulting and outside accountant expenses due to our efforts to document our internal control systems to bring us into full compliance with the Sarbanes-Oxley Act of 2002. Current estimates anticipate such compliance- related expenses to continue at a similar level for the remainder of this fiscal year.
    As of October 31, 2004, Catalyst had cash, cash equivalents and short-term investments of $42.9 million, a decrease of $2.9 million compared to the previous quarter, of which $2.8 million was spent on capital purchases, principally $2.1 million associated with the purchase of the new building for the company's subsidiary in Bucharest, Romania.

    Management Comments & Outlook

    "While we were pleased to record our 12th consecutive profitable quarter, this was a challenging quarter for us because of the weaker demand for our memory products and the resulting price pressure. The combination of the market conditions with the shipment of higher priced inventories purchased this calendar year when fab capacities were tightening and wafer costs increased, pushed our gross margin to 40.8%, down from our near record gross margin of 51.9% in the previous fiscal quarter. We expect that these challenging market conditions could continue through the current quarter.
    "We are encouraged by the traction we have achieved and the continuing demand for our new analog/mixed signal products. During the most recent quarter, new product revenues were reduced by one customer's request to exchange some analog/mixed signal product for a more recent design. In addition, due to increased lead times from our fabs, production has not ramped fast enough for our new products to match the demand from our customers," said Gelu Voicu, president and chief executive officer.

    Investor Conference Call

    Catalyst will conduct a conference call regarding the second fiscal quarter results beginning at 2:00 p.m. (Pacific Time) today. The call will be available to all investors and media via the company's Web site www.catalyst-semiconductor.com, at www.fulldisclosure.com, or by dialing (800) 865-4425 (domestic only). International callers can dial (973) 935-2100. A replay of the call will be aired from approximately 4:00 p.m. today until midnight (Pacific) on December 10, 2004 at the company's Web site or by dialing
(877) 519-4471 (domestic) or (973) 341-3080 (international), entering reservation number 5423558 and following operator instructions.

    About Catalyst Semiconductor

    Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, Flash Memories, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Analog/Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com

    Forward-Looking Statements

    Certain statements in this press release, including statements regarding future market conditions, demand for our products, increasing inventories to satisfy customer demand, and continuing expenses, are forward looking statements that are subject to risks and uncertainties. These risks and uncertainties, which could cause Catalyst's results to differ materially from the forward-looking statements and include, without limitation: declining market acceptance and demand for Catalyst's new products; increased costs of regulatory compliance; increased competition in the markets for Catalyst's products leading to decreased average selling prices; the continued growth of the markets for Catalyst's products; potential errors, latent defects, design flaws or other problems with any of Catalyst's products; volatility in supply and demand for Catalyst's products which would adversely affect revenues and market prices; price and availability of foundry services, assembly and test subcontract capacity which are required to meet Catalyst's financial targets and/or meet backlog requirements; timing, future development, cost and market acceptance of Catalyst's new products and the other risks detailed from time to time in Catalyst's Securities and Exchange Commission filings and reports, including, but not limited to, Catalyst's annual report filed on form 10-K and quarterly reports filed on form 10-Q. Catalyst disclaims any obligation to update information contained in any forward looking statement.


                     CATALYST SEMICONDUCTOR, INC.
            UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                            (In thousands)


                                              October 31,   April 30,
                                                  2004        2004
                                              ------------- ----------
                    ASSETS
Current assets:
 Cash and cash equivalents                          $7,094    $17,245
 Short term investments                             35,844     16,564
 Accounts receivable, net                            9,561     12,547
 Inventories                                        10,311      6,960
 Deferred tax assets                                 5,024      5,024
 Other current assets                                  870        875
                                              ------------- ----------
     Total current assets                           68,704     59,215

 Property and equipment, net                         5,590      3,334
 Deferred tax assets                                 4,098      4,098
 Other assets                                          159        218
                                              ------------- ----------
     Total assets                                  $78,551    $66,865
                                              ============= ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                                   $4,915     $5,016
 Accrued expenses                                    4,641      3,782
 Deferred gross profit on shipments to
  distributors                                       2,967      4,079
                                              ------------- ----------
     Total current liabilities                      12,523     12,877

Total stockholders' equity                          66,028     53,988
                                              ------------- ----------
     Total liabilities and stockholders'
      equity                                       $78,551    $66,865
                                              ============= ==========


       UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except per share data)


                                     Three Months        Six Months
                                         Ended             Ended
                                   ----------------- -----------------
                                   Oct. 31, Oct. 31, Oct. 31, Oct. 31,
                                     2004     2003     2004      2003
                                   ----------------- -----------------

Net revenues                       $15,604  $15,978  $32,315  $29,825

Cost of revenues                     9,244   10,987   17,280   19,687
                                   -------- -------- -------- --------
Gross profit                         6,360    4,991   15,035   10,138

Operating expenses:
   Research and development          1,932    1,650    4,075    3,198
   Selling, general and
    administration                   3,392    2,924    6,550    5,531
                                   -------- -------- -------- --------
Income from operations               1,036      417    4,410    1,409

Interest income, net                   184       84      293      174
                                   -------- -------- -------- --------
Income before income taxes           1,220      501    4,703    1,583

Income tax provision                   216       75    1,505      237
                                   -------- -------- -------- --------

Net income                          $1,004     $426   $3,198   $1,346
                                   ======== ======== ======== ========

Net income per share:
    Basic                            $0.06    $0.03    $0.18    $0.08
                                   ======== ======== ======== ========

    Diluted                          $0.05    $0.02    $0.16    $0.07
                                   ======== ======== ======== ========

Weighted average common shares:
    Basic                           18,221   16,483   17,490   16,421
                                   ======== ======== ======== ========

    Diluted                         19,978   19,407   19,494   19,081
                                   ======== ======== ======== ========

    CONTACT: Catalyst Semiconductor, Inc.
             Joan Vargas, 408-542-1051 (Investor Relations) joan.vargas@catsemi.com